Exhibit 23.2
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-162206 and 333-165513 and Form S-8 Nos. 333-165508, 333-181744, 333-204236, 333-218073, 333-231699, and 333-273454) of Iridium Communications Inc. of our report dated February 17, 2022, with respect to the consolidated financial statements of Iridium Communications Inc. included in this Annual Report (Form 10-K) of Iridium Communications Inc. for the year ended December 31, 2023.

/s/ Ernst & Young LLP

Tysons, Virginia
February 15, 2024